Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES Management change

VANCOUVER, BRITISH COLUMBIA – January 12, 2017 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces that Vice-President Finance and Chief Financial Officer ("CFO") Andrée St-Germain will resign effective March 16, 2017 to pursue other opportunities. Until the resignation date, Ms. St-Germain will remain with the Company to finalize its 2016 annual report and to assist with a smooth transition. Golden Queen has begun the process to identify a successor CFO.

The Company appreciates the contributions of Ms. St-Germain over the past three and a half years, including her instrumental role in completing construction of the Soledad Mountain project in-line with budget, facilitating several financings, and helping to lead the Company into commercial production. “On behalf of the board of directors, I would like to thank Andrée for her many contributions during her tenure as CFO, including her role in assisting Golden Queen’s transition from a development stage company to a gold and silver producer. We wish her well in her future endeavours” said Thomas M. Clay, Chairman and Chief Executive Officer.

About Golden Queen Mining Co. Ltd:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: Information in this press release includes statements regarding plans and intentions with respect to the timing of management changes that are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements in this press release are based on information currently available to us and speak only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.

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